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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Community Bank System, Inc.


We consent to incorporation by reference in the Amendment No. 1 to the Current Report on Form 8-K of Community Bank System, Inc. of our audit report dated January 29, 2001, relating to the consolidated balance sheets of First Liberty Bank Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of First Liberty Bank Corp.




/s/ KPMG LLP


Philadelphia, Pennsylvania
July 25, 2001